Exhibit 99.1

200 Holleder Parkway, Rochester, New York 14615

CONTACT:	Kim Rudd / Tabatha Santiago
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre / Jamie Baird
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES LEADERSHIP TRANSITION

~ Brett Ponton to Step Down as President, CEO and Director ~

~ Robert Mellor to Serve as Interim CEO ~

~ Board of Directors Initiates Search for Successor ~

~ Leah C. Johnson Appointed to Board of Directors ~

ROCHESTER, N.Y. – August 6, 2020 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that Brett Ponton has resigned as President and Chief Executive Officer of the Company, effective August 19, 2020, in order to pursue another opportunity. Ponton also resigned as a member of the Board of Directors of the Company, effective immediately. Robert Mellor, Chairman of the Monro Board of Directors has been named Interim Chief Executive Officer while the Company engages with a leading executive search firm to identify a successor.

Mellor stated, “On behalf of the Board of Directors, I would like to thank Brett for his leadership and contributions to Monro. We have a strong leadership team in place and a solid foundation to drive a scalable platform for long-term sustainable growth. We are confident that our firm commitment to driving the continued execution of our Monro. Forward strategy combined with our solid balance sheet positions us well to capitalize on long-term growth opportunities.”

www.monro.com

200 Holleder Parkway, Rochester, New York 14615

“I am very proud of the progress Monro has made in its transformational journey and believe our accomplishments have established a strong and durable platform for future growth. It has been a pleasure to work with our incredibly talented and collaborative team and Board. For these reasons and many more, leaving Monro was an incredibly difficult personal decision. Monro is a strong business with an outstanding team and winning strategy, and I am confident the Company will achieve continued success in the years ahead,” stated Brett Ponton.

Mellor has been Chairman of the Board since 2017 and has served on the Board since 2010. From March 1997 until January 2010, Mellor was Chairman of the Board and CEO of Building Materials Holding Corporation, a leading provider of building materials and construction services to professional home builders and contractors, and where he had served as a director since 1991. He also serves as Non-Executive Chairman of the Board of Coeur Mining, Inc.

As Chairman, Mellor has been closely involved with the development and execution of the Company’s Monro.Forward strategy, which focuses on driving operational excellence and delivering a consistent best-in-class customer experience. To further support the ongoing rollout of Monro’s strategic initiatives and to ensure continuity across its business operations during this period of transition, Mellor will partner with senior leadership, including Robert Rajkowski, Chief Operating Officer, Brian D’Ambrosia, Executive Vice President and Chief Financial Officer and Maureen Mulholland, Senior Vice President, General Counsel and Secretary.

Leah C. Johnson Appointed to Monro Board of Directors

The Company also announced today the appointment of Leah C. Johnson to its Board of Directors, effective immediately. Johnson, 57, brings extensive knowledge and deep experience in corporate communications and marketing to the Board. She has served as Chief Communications and Marketing Officer of Lincoln Center for the Performing Arts, an internationally renowned performing arts institution, since July 2019. Previously, she served as Chief Executive Officer of LCJ Solutions, LLC, a strategic communications consulting firm that she founded in 2009, until July 2019. Before that, Ms. Johnson served as Senior Vice President, Global Corporate Affairs at Citigroup, Inc. and Vice President of Corporate Communications at S&P Global Ratings (previously, Standard & Poor’s). Ms. Johnson serves on the board of directors of Pluralsight, Inc. (Nasdaq: PS). She has been appointed by Mayor Bill de Blasio to the board of trustees of The Trust for Cultural Resources of the City of New York. She is a founding

www.monro.com

200 Holleder Parkway, Rochester, New York 14615

trustee of Pollyanna, Inc. and serves as a trustee of the Museum of the City of New York and a trustee of New York Public Radio. She is a mentor with W.O.M.E.N. In America. Ms. Johnson holds a B.A. from Harvard University.

Johnson was appointed to the Company’s Board of Directors as a Class 1 Director to fill the current vacancy on the Board, and will serve until her successor has been elected and qualified at the 2020 Annual Meeting of Shareholders. Johnson was determined by the Company’s Board of Directors to be independent within the meaning of the independent director standards of the Nasdaq Stock Market, Inc.

Mellor added, “We are pleased to have Leah join our Board of Directors and are confident that her recognized expertise in strategic communications and marketing will add tremendous value to the Company as we continue to execute our Monro.Forward strategy. Leah’s background undoubtedly strengthens our Board and reinforces our commitment to driving a diverse organization, as we leverage her wealth of experience in assisting other companies and organizations with diversity and inclusion initiatives.”

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,244 Company-operated stores, 97 franchised locations, seven wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 32 states, serving the MidAtlantic and New England regions and portions of the Great Lakes, Midwest, Southeast and Western United States. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.

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www.monro.com